                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                  SCHEDULE 13G

                               (Amendment No. 1)*



                              PlanVista Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    72701P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 12, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)
------------------------
          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 Pages

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 2 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          HealthPlan Holdings, Inc.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 3 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Sun HealthPlan, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 4 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Sun Capital Partners II, LP
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 5 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Sun Capital Advisors II, LP
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 6 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Sun Capital Partners, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 7 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Marc J. Leder
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 8 of 15 Pages
------------------------------                    ------------------------------


================================================================================

     1    NAME OF REPORTING PERSON

          Rodger R. Krouse
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         (a)                                                 / /

                         (b)                                                 /x/
--------------------------------------------------------------------------------

     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------

              NUMBER OF            5    SOLE VOTING POWER

               SHARES                   0
                                   ---------------------------------------------
            BENEFICIALLY           6    SHARED VOTING POWER

              OWNED BY                  1,844,448 (See Item 4)
                                   ---------------------------------------------
               EACH                7    SOLE DISPOSITIVE POWER

             REPORTING                  0
                                        ----------------------------------------
               PERSON              8    SHARED DISPOSITIVE POWER

               WITH                     1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,844,448 (See Item 4)
--------------------------------------------------------------------------------

     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            / /
--------------------------------------------------------------------------------

     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.0%
--------------------------------------------------------------------------------

     12   TYPE OF REPORTING PERSON*

          IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 9 of 15 Pages
------------------------------                    ------------------------------


ITEM 1(a)      NAME OF ISSUER:

               PlanVista Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3501 Frontage Road
               Tampa, FL 33607

ITEM 2(a)      NAME OF PERSON FILING:

               This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): HealthPlan Holdings, Inc., Sun HealthPlan, LLC, Sun Capital Partners II, LP, Sun Capital Advisors II, LP, Sun Capital Partners, LLC, Marc J. Leder and Rodger R. Krouse, or collectively, the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, dated November 28, 2001, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the principal business office of each of the Reporting Persons is 5200 Town Center Circle, Suite 470, Boca Raton, Florida 33486.

ITEM 2(c)      CITIZENSHIP:

               Each of the Reporting Persons that are entities is organized under the laws of the State of Delaware.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share.

ITEM 2(e)      CUSIP NO.:

               72701P105

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 10 of 15 Pages
------------------------------                    ------------------------------


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable.

ITEM 4         OWNERSHIP:

               (a)-(c). Each Reporting Person named in response to Item 2 hereof has, as of November 27, 2001, shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the Common Stock as follows:

               Each of HealthPlan Holdings, Inc., Sun HealthPlan, LLC, Sun Capital Partners II, LP, Sun Capital Advisors II, LP, Sun Capital Partners, LLC, Marc J. Leder and Rodger R. Krouse may be deemed to own beneficially 1,844,448 shares of Common Stock of the Issuer. HealthPlan Holdings, Inc. directly owns 871,307 shares of Common Stock of the Issuer and is the holder of a Subordinated Secured Convertible Note (the "NOTE") in the principal amount of $5,000,000. Pursuant to the terms of the Note, HealthPlan Holdings, Inc. has the right, exercisable at any time, to convert all or part of the outstanding principal amount of the Note into a number of shares of Common Stock of the Issuer equal to: (1) the principal amount of the Note to be converted, divided by (2) the average closing price of the Common Stock of the Issuer on the New York Stock Exchange during the preceding ten trading days. Assuming the conversion of $5,000,000 (at a conversion price of $5.138 per share as of November 27, 2001) HealthPlan Holdings, Inc. may be deemed to beneficially own 973,141 shares of Common Stock of the Issuer. Marc J. Leder and Rodger R. Krouse each own 50% of the membership interests in Sun Capital Partners, LLC, which in turn is the general partner of Sun Capital Advisors II, LP, which in turn is the general partner of Sun Capital Partners II, LP, which in turn wholly owns Sun HealthPlan, LLC, which in turn owns 100% of the issued and outstanding capital stock of HealthPlan Holdings, Inc. As a result, Marc J. Leder, Rodger R. Krouse, Sun Capital Partners, LLC, Sun Capital Advisors II, LP, Sun Capital Partners II, LP and Sun HealthPlan, LLC may be deemed to have indirect beneficial ownership of the 1,844,448 shares of Common Stock owned directly by HealthPlan Holdings, Inc. Marc J. Leder, Rodger R. Krouse, Sun Capital Partners, LLC, Sun Capital Advisors II, LP, Sun Capital Partners II, LP and Sun HealthPlan, LLC each expressly disclaims beneficial ownership of any shares of Common Stock in which they do not have a pecuniary interest.

               Pursuant to Rule 13d-5(b)(1) under the Exchange Act, the Reporting Persons may be deemed as a group to have beneficial ownership of 1,844,448, shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons, representing approximately 12.0% of the outstanding Common Stock as of November 27, 2001. All of the percentages calculated in this Schedule 13G are based upon an aggregate of 15,327,943 shares of

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 11 of 15 Pages
------------------------------                    ------------------------------


Common Stock outstanding as of November 1, 2001, as disclosed in the Company's Quarterly Report on Form 10-Q, dated September 30, 2001. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               By signing below, each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or a participant in any transaction having that purpose or effect.

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 12 of 15 Pages
------------------------------                    ------------------------------


                                    SIGNATURE

               After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: November 28, 2001

                                        HEALTHPLAN HOLDINGS, INC.


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:  Rodger R. Krouse
                                        Its: Co-Chairman


                                        SUN HEALTHPLAN, LLC

                                        By:  Sun Capital Partners II, LP
                                        Its: General Partner

                                        By:  Sun Capital Advisors II, LP
                                        Its: General Partner

                                        By:  Sun Capital Partners, LLC
                                        Its: General Partner


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        SUN CAPITAL PARTNERS II, LP

                                        By:   Sun Capital Advisors II, LP
                                        Its:  General Partner

                                        By:   Sun Capital Partners, LLC
                                        Its:  General Partner

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 13 of 15 Pages
------------------------------                    ------------------------------


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        SUN CAPITAL ADVISORS II, LP

                                        By:   Sun Capital Partners, LLC
                                        Its:  General Partner


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        SUN CAPITAL PARTNERS, LLC


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:  Rodger R. Krouse
                                        Its: Co-Chairman


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        Rodger R. Krouse


                                        /s/ Marc J. Leder
                                        ---------------------------------
                                        Marc J. Leder

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 14 of 15 Pages
------------------------------                    ------------------------------


                                                                       Exhibit A
                                                                       ---------

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: November 28, 2001


                                        HEALTHPLAN HOLDINGS, INC.


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:  Rodger R. Krouse
                                        Its: Co-Chairman


                                        SUN HEALTHPLAN, LLC

                                        By:  Sun Capital Partners II, LP
                                        Its: General Partner

                                        By:  Sun Capital Advisors II, LP
                                        Its: General Partner

                                        By:  Sun Capital Partners, LLC
                                        Its: General Partner


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:  Rodger R. Krouse
                                        Its: Co-Chairman

------------------------------                    ------------------------------
    CUSIP No. 72701P105               13G              Page 15 of 15 Pages
------------------------------                    ------------------------------


                                        SUN CAPITAL PARTNERS II, LP

                                        By:   Sun Capital Advisors II, LP
                                        Its:  General Partner

                                        By:   Sun Capital Partners, LLC
                                        Its:  General Partner


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        SUN CAPITAL ADVISORS II, LP

                                        By:   Sun Capital Partners, LLC
                                        Its:  General Partner


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        SUN CAPITAL PARTNERS, LLC


                                        /s/ Rodger R. Krouse
                                        ----------------------------------------
                                        By:   Rodger R. Krouse
                                        Its:  Co-Chairman


                                        /s/ Rodger R. Krouse
                                        ----------------------------------
                                        Rodger R. Krouse


                                        /s/ Marc J. Leder
                                        ---------------------------------
                                        Marc J. Leder